Exhibit 99.1

Enbridge Inc. Completes Mergers with Enbridge Energy Partners, L.P. and Enbridge Energy Management, L.L.C.

CALGARY and HOUSTON, December 20, 2018 – Enbridge Inc. (TSX: ENB) (NYSE: ENB) (Enbridge), on behalf of itself and certain of its wholly owned U.S. subsidiaries, Enbridge Energy Partners, L.P. (NYSE: EEP) (EEP) and Enbridge Energy Management, L.L.C. (NYSE: EEQ) (EEQ), today announced that they have completed the previously announced respective merger (the EEP Merger) of EEP with a wholly owned subsidiary of Enbridge, and the merger (the EEQ Merger) of EEQ with a wholly owned subsidiary of Enbridge, each pursuant to an Agreement and Plan of Merger dated as of September 17, 2018 (the EEP Merger Agreement and the EEQ Merger Agreement, respectively). The EEP Merger resulted in Enbridge (through a wholly owned subsidiary of Enbridge) acquiring all of the outstanding public Class A common units of EEP, and EEP becoming an indirect, wholly owned subsidiary of Enbridge, and the EEQ Merger resulted in Enbridge (through a wholly owned subsidiary of Enbridge) acquiring all of the outstanding public Listed Shares of EEQ, and EEQ becoming a direct, wholly owned subsidiary of Enbridge. The EEP Merger and EEQ Merger were approved by EEP unitholders and EEQ shareholders, respectively, at special meetings held on December 17, 2018.

Effective today, EEP unitholders of record as of the close of business on November 5, 2018 (other than Enbridge and its subsidiaries) are entitled to receive from Enbridge pursuant to the EEP Merger Agreement, for each EEP Class A common unit held, 0.3350 common shares of Enbridge, and EEQ shareholders of record as of the close of business on November 5, 2018 (other than Enbridge and its subsidiaries) are entitled to receive from Enbridge pursuant to the EEQ Merger Agreement, for each EEQ Listed Share held, 0.3350 common shares of Enbridge.

Also effective today, the EEP Class A common units and the EEQ Listed Shares will be suspended from trading on, and delisted from, the New York Stock Exchange (NYSE). Common shares of Enbridge will continue to trade on both the NYSE and the Toronto Stock Exchange under the symbol “ENB”.

Forward Looking Statements

Certain information provided in this news release constitutes forward-looking statements. The words “anticipate”, “expect”, “project” and similar words and expressions are intended to identify such forward-looking statements. All statements other than statements of historical fact may constitute forward-looking statements. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the suspension of the EEP Class A common units and the EEQ Listed Shares from trading on, and delisted from, the NYSE. Although Enbridge, EEP and EEQ believe these statements are based on information and assumptions which are current, reasonable and complete, these statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward looking statements. By their nature, these statements involve a variety of assumptions, risks and uncertainties which may cause actual results to differ from those expressed or implied by such statements. Material assumptions include assumptions about the satisfaction of all conditions to the suspension from trading and delisting of the EEP Class A common units and the EEQ Listed Shares. While Enbridge, EEP and EEQ make these forward-looking statements in good faith, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those expected. Except as may be required by applicable securities laws, Enbridge, EEP and EEQ assume no obligation to publicly update or revise any forward-looking statements made herein or otherwise, whether as a result of new information, future events or otherwise.

About Enbridge Inc.

Enbridge Inc. is North America’s premier energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation. The Company safely delivers an average of 2.9 million barrels of crude oil each day through its Mainline and Express Pipeline; accounts for approximately 62% of U.S.-bound Canadian crude oil exports; and moves approximately 22% of all natural gas consumed in the U.S., serving key supply basins and demand markets. The Company’s regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec, and New Brunswick. Enbridge also has interests in more than 1,700 MW of net renewable generating capacity in North America and Europe. The Company has ranked on the Global 100 Most Sustainable Corporations index for the past nine years; its common shares trade on the Toronto and New York stock exchanges under the symbol ENB.

Life takes energy and Enbridge exists to fuel people’s quality of life. For more information, visit www.enbridge.com.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 25 percent of total U.S. oil imports. Information about Enbridge Energy Partners, L.P. is available on its website at www.enbridgepartners.com.

About Enbridge Energy Management, L.L.C.

Enbridge Energy Management, L.L.C. manages the business and affairs of Enbridge Energy Partners, L.P., and its sole asset is an approximate 21 percent limited partner interest in Enbridge Energy Partners, L.P. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, Canada (NYSE: ENB) (TSX: ENB) is the general partner of Enbridge Energy Partners, L.P. and holds an approximate 35 percent interest in Enbridge Energy Partners, L.P. Enbridge Energy Management, L.L.C. is the delegate of the general partner of Enbridge Energy Partners, L.P.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media

Michael Barnes

Toll Free: (888) 992-0997

Email: media@enbridge.com

Investment Community

Toll Free: (800) 481-2804

Email: investor.relations@enbridge.com

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